Target Retirement Funds:

Effective July 19, 2004, the Funds
(except the Target Retirement Funds) adopted a new policy: each Fund may invest its daily cash balance in one or more Vanguard CMT Funds.
Please see the attached sticker filed with the SEC on July 19, 2004.